Exhibit 99.1
News Release

Media Contacts:	Amy Rose	Investor Contact:	Graeme Bell
	(908) 423-6537		(908) 423-5185

Chris Garland
(908) 423-3461
Merck Reports Double-Digit Revenue and
Earnings-Per-Share Growth for Third-Quarter 2007
•	Company Announces Third-Quarter 2007 Earnings Per Share (EPS) of $0.75, Excluding Restructuring Charges; Third-Quarter Reported EPS of $0.70

•	Twelve Percent Revenue Growth Driven by Key Products SINGULAIR, JANUVIA, GARDASIL and VARIVAX

•	Equity-Income Growth Driven by Strong Performance of VYTORIN and ZETIA

•	ISENTRESS, Merck’s First-in-Class HIV Integrase Inhibitor, Approved by U.S. Food and Drug Administration (FDA)

•	Merck Raises Full-Year 2007 EPS Guidance and Now Anticipates EPS Range of $3.08 to $3.14, Excluding Restructuring Charges; Reported 2007 EPS Range of $2.87 to $2.93
WHITEHOUSE STATION, N.J., Oct. 22, 2007 — Merck & Co., Inc. today announced third-quarter 2007 earnings per share of $0.75, excluding restructuring charges, and third-quarter reported EPS of $0.70. Worldwide sales were $6.1 billion for the quarter, an increase of 12 percent from the third quarter of 2006. Net income for the third quarter of 2007 was $1,525.5 million compared with $940.6 million in the third quarter of 2006. Net income and EPS for the third quarter of 2007 include the impact of an acquired research charge of $325 million or $0.15 per share related to the purchase of NovaCardia, Inc. and a net gain of approximately $100 million resulting from the settlement during the quarter of certain patent disputes. Net income and EPS for the third quarter of 2007 and 2006 also include the impact of reserving an additional $70 million and $598 million, respectively, solely for future VIOXX legal defense costs.
     Net income was $4,906.3 million, and worldwide sales were $18 billion for the first nine months of 2007. Total sales increased 8 percent for the same period.
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A reconciliation of EPS as reported in accordance with generally accepted accounting principles (GAAP) to EPS, adjusted for certain significant items, is provided in the table that follows.

	Quarter Ended Sept. 30		Nine Months Ended Sept. 30
	2007	2006	2007	2006
EPS, as reported	$0.70	$0.43	$2.24	$1.81
Costs related to the global restructuring program	0.05	0.08	0.16	0.21

EPS, adjusted for significant items listed above[1]	$0.75	$0.51	$2.40	$2.02

     “Our third-quarter results reflect the continued progress Merck is making to deliver on our strategy,” said Richard T. Clark, chairman, president and chief executive officer. “Merck again delivered strong results, including 12 percent sales growth and double-digit earnings-per-share growth, fueled by the performance of SINGULAIR, JANUVIA, GARDASIL, VARIVAX, VYTORIN and ZETIA.”
     In addition, Mr. Clark said, “We were very pleased to gain FDA approval of our groundbreaking HIV treatment, ISENTRESS. The approval of this novel HIV integrase inhibitor further underscores the Company’s ongoing commitment to developing truly innovative new medicines to meet unmet medical needs.”
     Materials and production costs were $1.5 billion for the quarter, a decrease of 2 percent from the third quarter of 2006. The third-quarter 2007 and third-quarter 2006 costs include $129 million and $200 million, respectively, for costs associated with the global restructuring program. The gross margin was 75.0 percent for the third quarter of 2007 and 71.5 percent for the third quarter of 2006, reflecting 2.1 and 3.7 percentage point unfavorable impacts, respectively, relating to the restructuring costs noted above.
     Marketing and administrative expenses were $2.0 billion for the third quarter of 2007. Included in marketing and administrative expenses is an additional $70 million reserve solely for future VIOXX legal defense costs. Excluding this cost and the additional $598 million reserve for VIOXX legal defense costs recorded in the third quarter of 2006, marketing and administrative expenses increased 6 percent from the third quarter of 2006. The increase largely reflects the necessary support for new and anticipated product launches.
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[1]	Merck is providing information on earnings per share, adjusted for certain significant items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP.

     Research and development expenses were $1.4 billion for the quarter, an increase of 52 percent from the third quarter of 2006. The amount for the third quarter of 2007 includes a $325 million acquired research charge associated with the purchase of San Diego-based NovaCardia, Inc., which included that company’s investigational Phase III compound for acute heart failure, rolofylline (MK-7418). Excluding the NovaCardia acquired research charge, research and development expenses increased 18 percent from the third quarter of 2006. That increase in research and development expense was driven in part by a $75 million initial milestone payment associated with the licensing of deforolimus (MK-8669), a Phase III compound the Company is developing through collaboration with ARIAD Pharmaceuticals, Inc.
     Restructuring costs, primarily representing separation costs associated with the Company’s global restructuring program, were $49 million for the third quarter of 2007. Total costs associated with the Company’s global restructuring program included in materials and production, research and development, and restructuring costs were $178 million and $249 million for the third quarter of 2007 and 2006, respectively, primarily related to separations, accelerated depreciation and asset impairment costs.
Financial Guidance
     Merck raises full-year 2007 EPS guidance and now anticipates EPS range of $3.08 to $3.14, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2007 EPS of $2.87 to $2.93. Please see pages 10 -11 of this news release for details of Merck’s full-year 2007 financial guidance.
     The Company remains on track to deliver double-digit compound annual EPS growth, excluding non-recurring items and restructuring charges, by 2010 from the 2005 base.
Product Performance Highlights
     Worldwide sales of SINGULAIR, a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were $1 billion for the third quarter, representing 17 percent growth compared with the third quarter of 2006. SINGULAIR continues to be the No. 1 prescribed product in the U.S. respiratory market.
     Combined global sales of ZETIA and VYTORIN, as reported by the Merck/Schering-Plough partnership, reached $1.3 billion for the third quarter, representing 26 percent growth compared with the third quarter of 2006. Global sales of ZETIA, marketed as EZETROL outside
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the United States, reached $607 million in the third quarter, an increase of 21 percent compared with the third quarter of 2006. Third-quarter global sales of VYTORIN, marketed outside the United States as INEGY, reached $693 million, an increase of 32 percent compared with the third quarter of 2006. Both ZETIA and VYTORIN achieved all-time highs in total prescription share2 during the third quarter. The Company records the results from its interest in the Merck/Schering-Plough partnership in equity income from affiliates.
     Antihypertensive medicines, COZAAR and HYZAAR3, recorded global sales of $814 million for the third quarter, comparable with the third quarter of 2006. COZAAR and HYZAAR are among the leading members of the angiotensin receptor blocker class of medicines.
     Worldwide sales of FOSAMAX and FOSAMAX PLUS D (marketed as FOSAVANCE throughout the European Union) were $725 million for the third quarter, representing a decrease of 6 percent compared with the third quarter of 2006. FOSAMAX and FOSAMAX PLUS D together remain the most prescribed medicines worldwide for the treatment of osteoporosis.
     Total sales of Merck’s other promoted medicines were $1.5 billion for the third quarter, representing 18 percent growth compared with the third quarter of 2006. These products treat or prevent a broad range of medical conditions, including glaucoma, migraine, pain, diabetes, HIV/AIDS and infectious diseases.
     Merck’s first-in-class treatment for type 2 diabetes, JANUVIA, realized worldwide sales of $185 million during the third quarter, while JANUMET, Merck’s oral antihyperglycemic agent that combines sitagliptin with metformin in a single tablet to address all three key defects of type 2 diabetes, achieved worldwide sales of $19 million during the quarter. JANUVIA currently is approved in 58 countries and territories, is launched in 33 of those and under review in 19 others. Since the October 2006 U.S. approval, managed care formularies have made JANUVIA widely available. As a result, Merck has achieved reimbursement coverage for JANUVIA in more than 200 million lives on the second or third tier. JANUMET, Merck’s other treatment option for patients with type 2 diabetes, now is launched in the United States and Mexico. The Company is seeking the necessary approvals to make the medicine available for use in many other countries around the world.
     On Oct. 12, the FDA approved ISENTRESS, a first-in-class integrase inhibitor developed by Merck for use in combination with other antiretroviral agents for the treatment of HIV-1
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[2]	Source: IMS NPA data.

[3]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.

infection in treatment-experienced adult patients who have evidence of viral replication and HIV-1 strains resistant to multiple antiretroviral agents. Merck is moving forward with regulatory filings in countries outside the United States.
     Total vaccine sales, as recorded by Merck, were $1.2 billion for the quarter, compared with $555 million in the third quarter of 2006. Vaccines in most major European markets are sold through the Company’s joint venture, Sanofi Pasteur MSD, and the results from its interest in the joint venture are recorded in equity income from affiliates.
     The Company’s cervical cancer vaccine, GARDASIL, posted total sales as recorded by Merck of $418 million for the third quarter. As of the third quarter, GARDASIL has been approved in 86 countries, many under fast track or expedited review, with launches under way in 72 of those countries. The vaccine remains under review in approximately 50 other countries and territories.
     ROTATEQ, Merck’s vaccine to help protect children against rotavirus gastroenteritis, achieved worldwide sales, as recorded by Merck, of $171 million for the quarter. As of the third quarter, ROTATEQ has been approved in 69 countries, and it has launched in 34 of those countries.
     Merck’s other pediatric vaccines, which include PROQUAD, VARIVAX and M-M-R II, posted total sales, as recorded by Merck, of $428 million for the third quarter. Merck sales of VARIVAX, a vaccine for the prevention of chickenpox, were $284 million for the quarter as the Advisory Committee on Immunization Practices’ second-dose recommendation continued to be implemented. As previously announced, PROQUAD, the Company’s combination vaccine that protects against measles, mumps, rubella and chickenpox is currently not available for ordering; however, orders have been transitioned to M-M-R II and VARIVAX. Merck recorded PROQUAD sales during the quarter of $69 million.
     ZOSTAVAX, the Company’s vaccine to help prevent shingles (herpes zoster), recorded sales of $61 million for the third quarter. The vaccine, the first and only medical option for the prevention of shingles, is reimbursed by plans covering approximately 93 percent of lives with private managed care insurance and more than 90 percent of all Medicare plans.
     Merck records ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $416 million in the third quarter of 2007.
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Research and Development Update
     On Aug. 29, Merck announced that the New Drug Application for CORDAPTIVE, the proposed trademark for MK-0524A, an extended-release niacin/laropiprant investigational compound for the treatment of elevated LDL cholesterol, low HDL cholesterol and elevated triglyceride levels has been accepted for standard review by the FDA. Merck anticipates FDA action in the second quarter of 2008. The Company also is moving forward as planned with filings in countries outside the United States.
     During the third quarter, medical researchers presented data on the safety and efficacy of a number of currently marketed Merck products and investigational medicines including: cross-protection data on GARDASIL at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICACC); Phase III data on CORDAPTIVE, the proposed trademark for MK-0524A, at the European Society of Cardiology Congress (ESC); Phase II data on odanacatib (MK-0822) at the American Society for Bone and Mineral Research (ASBMR) meeting; and Phase II data on anacetrapib (MK-0859) at the International Symposium for Drugs Affecting Lipid Metabolism (DALM).
VIOXX Update
     This update supplements information previously provided by the Company. Merck generally intends to provide updates on VIOXX litigation through its periodic filings with the Securities and Exchange Commission. Information regarding scheduled product liability trials in 2007 can be found at www.merck.com/newsroom/vioxx.
     As previously disclosed, individual and putative class actions have been filed against the Company in federal and state courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana (the “MDL”), and in separate coordinated proceedings in state courts in the states of New Jersey, California and Texas and in the counties of Philadelphia, Pennsylvania; Washoe County, Nevada; and Clark County, Nevada. As of Oct. 9, 2007, the Company had been served or was aware that it had been named as a defendant in approximately 26,600 lawsuits filed on or before Sept. 30, 2007, which include approximately 47,000 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 264 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the “VIOXX Product Liability Lawsuits”).
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     Of these lawsuits, approximately 8,800 lawsuits representing approximately 25,800 plaintiff groups are or are slated to be in the federal MDL, and approximately 15,850 lawsuits representing approximately 15,850 plaintiff groups are included in a coordinated proceeding in New Jersey Superior Court. In addition, as of Sept. 30, approximately 14,100 claimants had entered into Tolling Agreements with the Company, which halt the running of applicable statutes of limitations for those claimants who seek to toll claims alleging injuries resulting from a thrombotic cardiovascular event that results in a myocardial infarction or ischemic stroke. In addition to the VIOXX Product Liability Lawsuits discussed above, the claims of more than 5,550 plaintiff groups have been dismissed as of Sept. 30. Of these, there have been more than 1,625 plaintiff groups whose claims were dismissed with prejudice (i.e., they cannot be brought again) either by plaintiffs themselves or by the courts. More than 3,925 additional plaintiff groups have had their claims dismissed without prejudice (i.e., they can be brought again).
     The Company accrues legal defense costs expected to be incurred in connection with a loss contingency when such costs are probable and reasonably estimable. In the third quarter, the Company spent $160 million in the aggregate for legal defense costs worldwide related to (i) the VIOXX Product Liability Lawsuits, (ii) the VIOXX Shareholder Lawsuits, (iii) the VIOXX Foreign Lawsuits, and (iv) the VIOXX Investigations (collectively, the “VIOXX Litigation”). In the third quarter, the Company determined, after reviewing the actual costs incurred and estimates of future costs, that it was appropriate to record a charge of $70 million to increase the reserve solely for its future legal defense costs related to the VIOXX Litigation to $720 million at Sept. 30, 2007. In adjusting the reserve, the Company considered the same factors that it considered when it previously established reserves for the VIOXX Litigation, including: the actual costs incurred by the Company; the development of the Company’s legal strategy and structure in light of the scope of the VIOXX Litigation; the number of cases being brought against the Company; the costs and outcomes of completed trials and the most current information regarding anticipated timing, progression and related costs of pre-trial activities and trials in the VIOXX Product Liability Lawsuits. Events such as scheduled trials, that are expected to occur throughout 2008, and the inherent inability to predict the ultimate outcomes of such trials limit the Company’s ability to reasonably estimate its legal costs beyond the end of 2008. Accordingly, the reserve at Sept. 30, 2007 represents the Company’s best estimate of legal costs that will be incurred through 2008. While the Company does not anticipate that it will need
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to increase the reserve every quarter, it will continue to monitor its legal defense costs and review the adequacy of the associated reserves and may determine to increase its reserves for legal defense costs at any time in the future if, based upon the factors set forth, it believes it would be appropriate to do so.
     The Company has not established any reserves for any potential liability relating to the VIOXX Litigation. Unfavorable outcomes in the VIOXX Product Liability Lawsuits or results from the VIOXX Investigations could have a material adverse effect on the Company’s financial position, liquidity and results of operations.
Earnings Conference Call
     Investors are invited to a live audio webcast of Merck’s third-quarter earnings conference call today at 9 a.m. EDT by visiting the Newsroom section of Merck’s Web site, www.merck.com/newsroom/webcast/. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 11 a.m. EDT today through 5 p.m. EDT on Oct. 29. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID # 1990767.
About Merck
     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.
Forward-Looking Statement
     This press release, including the financial information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product
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development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements set forth in Item 1A of Merck’s Form 10-K for the year ended Dec. 31, 2006, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.
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Merck Financial Guidance for 2007
     Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2007 are as follows:

WORLDWIDE
PRODUCT	2007 SALES
SINGULAIR (Respiratory)	$4.1 to $4.3 billion
COZAAR/HYZAAR (Hypertension)	$3.2 to $3.4 billion
Vaccines (as recorded by Merck & Co., Inc.)	$4.2 to $4.6 billion
FOSAMAX (Osteoporosis)	$2.9 to $3.1 billion
ZOCOR (Cholesterol modifying)	$0.7 to $0.9 billion
Other reported products*	$5.6 to $5.9 billion
*    Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, ISENTRESS, JANUVIA, JANUMET, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, VASOTEC/VASERETIC and ZOLINZA.
•	Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2007, Merck anticipates these revenues to be approximately $1.6 to $1.8 billion.

•	Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration and SP-MSD, combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.8 to $3.0 billion for 2007.

•	Product gross margin (PGM) percentage is estimated to be approximately 76 to 76.5 percent for the full year 2007. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2007.

•	Marketing and administrative expense is anticipated to increase between 2.5 and 3.5 percentage points over the full-year 2006 level. The marketing and administrative expense guidance excludes the charges taken in 2006 and 2007 related solely to future legal defense costs of VIOXX and FOSAMAX litigation.

•	Research and development expense (which excludes joint ventures) is anticipated to increase between 13 and 15 percentage points over the full-year 2006 level. The full-year 2007 guidance includes the third-quarter acquired research charge associated with the NovaCardia acquisition. The full-year 2006 level includes the second-quarter 2006 acquired research expense relating to GlycoFi, but excludes the fourth-quarter 2006 acquired research expense relating to the Sirna Therapeutics acquisition. The full-year 2006 level excludes the portion of the restructuring costs that are reported in research and development expense.

•	As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2007. The aggregate 2007 pretax expense related to these activities is estimated to be approximately $700 million.

•	The consolidated 2007 tax rate is estimated to be approximately 24 to 26 percent. This guidance does not reflect the tax rate impact of restructuring costs. The effective tax rate to be applied to the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.
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•	Merck plans to continue its stock buyback program in 2007. As of Sept. 30, 2007, $6.0 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.
     Given these guidance elements, Merck anticipates full-year 2007 EPS of $3.08 to $3.14, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2007 EPS of $2.87 to $2.93.
     This 2007 guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation.
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The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended September 30, 2007, compared with the corresponding period of the prior year.

	Merck & Co., Inc.
	Consolidated Results
	(In Millions Except Earnings per Common Share)
	Quarter Ended September 30
	(Unaudited)
			%
	2007	2006	Change
Sales	$6,074.1	$5,410.4	12%

Costs, Expenses and Other
Materials and production (1)	1,517.7	1,544.1	(2)
Marketing and administrative (2)	1,951.4	2,370.6	(18)
Research and development (3)	1,440.5	945.4	52
Restructuring costs (4)	49.3	49.6	(1)
Equity income from affiliates	(768.5)	(595.4)	29
Other (income) expense, net (5)	(180.9)	(134.7)	34

Income Before Taxes	2,064.6	1,230.8	68

Taxes on Income	539.1	290.2

Net Income	$1,525.5	$940.6	62

Average Shares Outstanding
Assuming Dilution	2,192.8	2,185.7

Earnings per Common Share
Assuming Dilution	$0.70	$0.43	63
(1) Includes restructuring costs of $128.8 million in the third quarter of 2007 and $199.6 million in the third quarter of 2006 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005.
(2) Includes the impact of reserving an additional $70 million in the third quarter of 2007 and $598 million in the third quarter of 2006 solely for future VIOXX legal defense costs.
(3) Includes acquired research expense of $325.1 million in the third quarter of 2007 resulting from the acquisition of NovaCardia, Inc.
(4) Restructuring costs in 2007 and 2006 represent separation and other related costs associated with the global restructuring program.
(5) The increase primarily reflects the favorable impact of a net gain from the settlements of certain patent disputes.

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the nine months ended September 30, 2007, compared with the corresponding period of the prior year.

	Merck & Co., Inc.
	Consolidated Results
	(In Millions Except Earnings per Common Share)
	Nine Months Ended September 30
	(Unaudited)
			%
	2007	2006	Change
Sales	$17,954.8	$16,591.9	8%

Costs, Expenses and Other
Materials and production (1)	4,595.9	4,332.0	6
Marketing and administrative (2)	5,837.2	5,819.6	—
Research and development (3)	3,501.0	3,059.9	14
Restructuring costs (4)	170.9	86.5	98
Equity income from affiliates	(2,180.2)	(1,710.2)	27
Other (income) expense, net (5)	(521.2)	(305.4)	71

Income Before Taxes	6,551.2	5,309.5	23

Taxes on Income	1,644.9	1,349.6

Net Income	$4,906.3	$3,959.9	24

Average Shares Outstanding
Assuming Dilution	2,187.4	2,188.5

Earnings per Common Share
Assuming Dilution	$2.24	$1.81	24
(1) Includes restructuring costs of $365.6 million in the first nine months of 2007 and $572.1 million in the first nine months of 2006 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005.
(2) Includes the impact of reserving an additional $280 million in the first nine months of 2007 and $598 million in the first nine months of 2006 solely for future VIOXX legal defense costs.
(3) Includes acquired research expense of $325.1 million in 2007 resulting from the acquisition of NovaCardia, Inc. and $296.3 million in 2006 related to the acquisition of GlycoFi, Inc. Research and development expenses in 2006 also include restructuring costs of $55.4 million related to accelerated depreciation associated with the global restructuring program.
(4) Restructuring costs in 2007 and 2006 represent separation and other related costs, as well as gains on the sales of facilities in 2006, associated with the global restructuring program.
(5) The increase primarily reflects the favorable impact of gains on sales of assets and product divestitures, as well as a net gain on the settlements of certain patent disputes.